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	EXHIBIT 3.1

	RESTATED ARTICLES OF INCORPORATION



FIRST:  The name of the Corporation is Enova Corporation.


SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


THIRD:  Stock.

	A.	The Corporation is authorized to issue two classes of
shares, to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is 330,000,000, of which 30,000,000 shall be Preferred Stock and 300,000,000 shall be Common Stock.

	B.	The Preferred Stock may be issued from time to time in one
or more series.   The Board of Directors of the Corporation (the "Board
of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the designation and number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of California. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. If the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.


FOURTH:  Directors.

	A.	The authorized number of directors of the Corporation
shall not be fewer than nine (9) nor more than thirteen (13). The exact authorized number of directors shall be fixed from time to time, within the limits specified in this Article FOURTH, by resolution of the Board of Directors, or by a bylaw or amendment thereof duly adopted by the Board of Directors or the affirmative vote of the holders of shares representing at least 66-2/3% of the outstanding shares of the Corporation entitled to vote.

	B.	The Board of Directors shall be divided into three
classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of shareholders, but in all cases continue as to each director until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial terms of office shall be determined by resolution duly adopted by the Board of Directors. At each annual meeting of shareholders the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if fewer, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of shareholders after their election. This Paragraph B of this Article FOURTH shall become effective only when the Corporation shall have become a "listed corporation" within the meaning of section 301.5 of the California Corporations Code.

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	C.	Vacancies in the Board of Directors, including, without
limitation, vacancies created by the removal of any director, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director.


FIFTH: No shareholder may cumulate votes in the election of directors. This Article FIFTH shall become effective only when the Corporation shall have become a "listed corporation" within the meaning of section
301.5 of the California Corporations Code.


SIXTH: Unless the Board of Directors, by a resolution adopted by 66-2/3% of the authorized number of directors, waives the provisions of this Article SIXTH in any particular circumstance, any action required or permitted to be taken by shareholders of the Corporation must be taken either (i) at a duly called annual or special meeting of shareholders of the Corporation or (ii) by the unanimous written consent of all of the shareholders.


SEVENTH:  Fair Price.

A. 	REQUIRED SHAREHOLDER VOTE FOR CERTAIN TRANSACTIONS.

		Unless all of the conditions set forth in either Subsection 1 or 2 of Section B of this Article SEVENTH have been fulfilled, any agreement, contract, transaction or other arrangement providing for or resulting in a Business Combination must be approved by the affirmative vote of 66-2/3% of the number of shares of Common Stock outstanding at the time voting as a separate class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required by law or these Articles or that a lesser percentage, different or additional vote may be specified by law, these Articles, or in any agreement with any national securities exchange or otherwise, in which case each vote requirement shall be satisfied individually.

B. 	EXCEPTIONS.

		Section A of this Article SEVENTH shall not apply to any Business Combination if the conditions specified in either Subsection
1 or 2 below are met.

1. 	The Business Combination shall have been approved by a resolution adopted by 66-2/3% of the authorized number of directors of the Corporation, or

2. 	All of the following conditions have been met:

a. 	Any consideration to be received for any stock as a result
of the Business Combination shall be in cash or in the same form as a Dominant Shareholder has previously paid for shares of that class. If varying forms of consideration have been used, the form of consideration shall be the form used to acquire the largest number of shares of the class receiving consideration.

b. 	The aggregate amount of cash and the fair market value of
any other form of consideration shall, on a per share basis, be at least equal to the Highest Purchase Price paid by a Dominant
Shareholder for shares of the same class.

c 	After such Dominant Shareholder has become a Dominant
Shareholder and prior to the consummation of such Business
Combination:

(1) 	There shall have been no failure to declare and pay
in full at the regular rate any periodic dividends on any outstanding preferred stock unless such failure is approved by 66-2/3% of the authorized number of directors of the Corporation;

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(2) 	There shall have been no reduction in the quarterly
rate of dividends, if any, paid on common shares (such rate to be appropriately adjusted to reflect the occurrence of any reclassification, reverse stock split, recapitalization, reorganization or other similar transaction having the effect of changing the number of outstanding common shares) unless such reduction is approved by 66-2/3% of the authorized number of directors of the Corporation; and

(3) 	Neither a Dominant Shareholder nor an Affiliate
thereof shall have acquired Beneficial Ownership of any additional shares of voting stock of the Corporation except as part of a transaction which has been approved by a resolution adopted by 66-2/3% of the authorized number of directors.

3. 	Definitions.

a. 	"Affiliate" means: a Person that directly, or indirectly
through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person.

b. 	"Beneficial Ownership" means: ownership; holding the right
to vote pursuant to any agreement, arrangement or understanding; having the right to acquire pursuant to any agreement, arrangement, understanding, option, right, warrant or right of conversion; having the right to dispose of pursuant to any agreement, arrangement or understanding; having the right to receive money (e.g., dividends, redemption proceeds or proceeds from any sale) pursuant to any agreement, arrangement or understanding; and Beneficial Ownership (pursuant to the foregoing provisions of this definition) by an Affiliate or by an officer, director or employee of a Dominant Shareholder or any Affiliate of such an officer, director or employee.

c. 	"Business Combination" means: (1) a merger or
consolidation of the Corporation or any Subsidiary with a Dominant Shareholder or with any other corporation or entity which is, or after such merger or consolidation would be, an Affiliate of a Dominant Shareholder; (2) the sale, lease, exchange, pledge, transfer or other disposition by the Corporation, or a Subsidiary, of assets exceeding ten percent (10%) of the total assets of the Corporation in a transaction or series of transactions in which a Dominant Shareholder is either a party or has an interest; (3) the issuance, sale, exchange, disposition or other transfer by the Corporation or any Subsidiary, in one transaction or a series of transactions, of any securities of the Corporation, or any Subsidiary, to any Dominant Shareholder or any Affiliate of any Dominant Shareholder in exchange for cash, securities or other property having an aggregate fair market value in excess of ten percent (10%) of the fair market value of the issued and outstanding capital stock of the Corporation prior to such transaction; (4) any reclassification of securities, any reverse stock split, or any recapitalization of the Corporation or any other transaction which has the effect, directly or indirectly, of increasing the Beneficial Ownership of the Corporation or any Subsidiary by the Dominant Shareholder or any Affiliate thereof.

d. 	"Dominant Shareholder" means: any Person (except this
Corporation, any Subsidiary of this Corporation, and any Savings, Pension, TRESOP or other benefit plan of this Corporation or any fiduciary, trustee or custodian thereof acting in such a capacity) who is the Beneficial Owner, directly or indirectly, of more than ten percent (10%) but less than 99 percent (99%) of the shares of the Corporation having the power to vote for the Board of Directors. The relevant time for calculating this percentage shall be each date on which any approval (board, shareholder, governmental or any other)

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necessary to complete any agreement,
contract, transaction or other arrangement providing for or resulting in a Business Combination is obtained.

e. 	"Highest Purchase Price" shall mean the highest amount of
consideration paid by a Dominant Shareholder at any time within two years prior to the date of becoming a Dominant Shareholder and during any time while having the status of Dominant Shareholder; provided, however, that the Highest Purchase Price shall be appropriately adjusted to reflect the occurrence of any reclassification, recapitalization, stock split, reverse stock split or other readjustment to the number of outstanding shares of stock in a class, or the payment of a stock dividend thereon occurring between the last date upon which such Dominant Shareholder paid the Highest Purchase Price and the effective date of the Business Combination.

f. 	"Person" means: any individual, group, partnership,
association, firm, corporation or other entity.

g. "Subsidiary" means: any corporation in which this Corporation has Beneficial Ownership of at least a majority of any class of stock having the right to vote for directors.

4.	The Board of Directors by a vote of 66-2/3% of the authorized number of directors shall have the right to make any determinations required under this Article SEVENTH.


EIGHTH:  Indemnity.


A. LIMITATION OF DIRECTORS' LIABILITY.

		The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

B. DEMNIFICATION OF CORPORATE AGENTS.

		The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations
Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.


NINTH: The Board of Directors is expressly authorized to make, amend or repeal the bylaws of the Corporation, without any action on the part of the shareholders, solely by the affirmative vote of at least 66-2/3% of the authorized number of directors. The bylaws may also be amended or repealed by the shareholders, but only by the affirmative vote of the holders of shares representing at least 66-2/3% of the outstanding shares of the Corporation entitled to vote.


TENTH:  The amendment or repeal of Articles FOURTH, FIFTH, SIXTH,
SEVENTH, EIGHTH, NINTH and TENTH shall require the approval of the holders of shares representing at least 66- 2/3% of the outstanding shares of the Corporation entitled to vote.

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